[Heller Ehrman White & McAuliffe LLP Letterhead]

June 26, 2001
                                          Victor A. Hebert
                                          vhebert@hewm.com
                                          (415) 772-6136
                                          Main (415) 772-6000
                                          Fax (415) 772-6268

                                           11410-0029
Mr. Frank Lanza
Chairman and Chief Executive Officer
L-3 Communications Corporation
600 Third Avenue
New York, New York  10016

Dear Mr. Lanza:

     We are attorneys for Datron Systems Incorporated ("Datron") which has requested that we respond to your letter dated June 25, 2001 addressed to George M. Ball (the "June 25 Letter") with copies to David A. Derby and
C. Duncan Soukup.

     The June 25 Letter repeatedly mischaracterizes your correspondence and telephone conversations with Mr. Ball as "offers" by L-3 Communications Corporation ("L-3") to acquire Datron. Instead, they were mere expressions of interest in a potential transaction. Initially, L-3 communicated its interest to a minority stockholder of Datron, not to Datron directly, and on terms apparently suggested to L-3 by the minority stockholder without any input from or involvement by Datron. Even so, Datron instructed Philpott Ball & Werner to contact L-3 and request that its interest be communicated to Datron directly. When L-3 communicated its interest to Datron, Philpott Ball & Werner, on Datron's behalf, objected to various terms in writing. Your oral response to Mr. Ball indicated some flexibility by L-3 on the objectionable terms, but L-3 continued to insist upon a 60 day exclusivity period.

     During this period The Titan Corporation ("Titan") made a firm offer to acquire Datron. Datron and its board of directors was highly confident that definitive agreements could be negotiated with Titan rapidly; and the Titan transaction was documented expeditiously.

     Datron has recent experience with L-3's prior expressions of interest in acquiring part or all of Datron. Based upon these prior discussions and dealings with L-3 and with you during the past year and problems perceived with L-3's expressions of interest, Datron and its board had little confidence in the likelihood that a potential transaction with L-3 could be accomplished on appropriate terms. It also was not possible to proceed with L-3's request for exclusivity without simultaneously jeopardizing a firm and favorable transaction with Titan.

[Heller Ehrman Logo]                                    Mr. Frank Lanza
                                                          June 26, 2001
                                                                 Page 2



The Datron board of directors objects strongly to and disagrees vehemently with your statement in the June 25 Letter that the board acted "without regard to its fiduciary duty". The Datron board at all times acted responsibly and in what it believed in the circumstances to be in the best interests of all of the stockholders of Datron.

                             Very truly yours,


                             VICTOR A. HEBERT
                             Victor A. Hebert


cc:	David A. Derby
        George M. Ball
        C. Duncan Soukup